Capital Increase and Accession Agreement
Page 1 of20
January 9th, 2014
Shanghai MicroPort Medical (Group) Co., Ltd.
Sorin CRM Holding SAS
MicroPort WeiBo Medical Devices (Shanghai) Co. Ltd.
CAPITAL INCREASE AND ACCESSION AGREEMENT IN RELATION TO
MICROPORT WEIBO MEDICAL DEVICES (SHANGHAI) CO. LTO.

TABLE OF CONTENTS
PREAMBLE4
Article 1Definition    5
Article 2Accession of Sorin    7
Article 3Increase of Registered Capital and Total Investment    7
Article 4Subscription of New Capital    7
Article 5Covenants    8
Article 6Representations and Warranties    10
Article 7Confidentiality    11
Article 8Effectiveness    11
Article 9Termination    12
Article 10Liabilities for Breach    14
Article 11Settlement of Disputes    14
Article 12Notice    15
Article 13Miscellaneous    16

ANNEXES
Annex 1    Joint Venture Contract
Annex 2    Revised Articles of Association
Annex 3    Feasibility Study
Annex 4    Evaluation Report
Annex 5    Additional Representations and Warranties of MicroPort and the Company

CAPITAL INCREASE AND ACCESSION AGREEMENT
This capital increase and accession agreement (“Agreement”) is made by and between

1.
Shanghai MicroPort Medical (Group) Co., Ltd with its legal address at 501 Newton Rd., Zhangjiang Hi-Tech Park, Shanghai 201203, the PRC, and registered with Shanghai Administration for Industry and Commerce under No. 310115400053238, legal representative Zhaohua Chang

(“MicroPort”)

2.
Sorin CRM Holding SAS with its legal address at 4 avenue Reaumur, 92143 Clamart cedex, France, and registered with the Greffe du Tribunal de Commerce de Nanterre, France, under No. 751 624 198 R.C.S. NANTERRE, legal representative Alexander H.J. Neumann

(“Sorin”)

3.
MICROPORT WEIBO MEDICAL DEVICES (SHANGHAI) CO., LTD. with its legal address at Room 101, Unit 2, 501 Newton Rd., Zhangjiang Hi-Tech Park, Shanghai 201203, and registered with the Pudong New Area Sub-bureau of Shanghai Administration for Industry and Commerce under No. 310115002124521, legal representative Qiyi Luo

(“Company”)
(MicroPort, Sorin and the Company each also a “Party” and collectively the “Parties”) on January 9th , 2014 (“Signing Date”) in Shanghai.

PREAMBLE
Whereas on 30 May 2013 as evidenced by the related business license of the same date MicroPort established MicroPort Weibo Medical Devices (Shanghai) Co., Ltd. (hereinafter “Company”) with a total registered capital of RMB Four Hundred Fifty Thousand (RMB 450,000);
Whereas according to the Articles of Association of the Company, MicroPort holds the entire 100% equity interest in the Company's registered capital with a nominal value of RMB Four Hundred Fifty Thousand (RMB 450,000);
Whereas as evidenced by the related capital verification report dated 15 May 2013 MicroPort has paid one hundred percent (100%) of its subscribed capital contribution into the registered capital of the Company;
Whereas Sorin Group is the world leader in cardiac surgery and a global player in the cardiac rhythm management (“CRM”) market;
Whereas both MicroPort and Sorin aspire to work together in a stable long-term relationship, beneficial for both Parties, with the aim of assuming a significant role in the Chinese CRM market;
Whereas MicroPort in view of Sorin's experience, technology and brand image is interested to have Sorin participate in the Company;
Whereas Sorin is prepared and willing to become a shareholder of the Company by subscribing and investing additional registered capital of the Company and to assume the rights and obligations associated with such status;
Whereas MicroPort is prepared and willing to also subscribe and invest new registered capital of the Company in addition to its current subscribed capital;
Whereas the Parties in preparation of the Capital Increase under this Agreement and Sorin's participation as a shareholder in the Company have elaborated a feasibility study in relation to their joint investment project which is attached hereto as Annex 3;
Accordingly the Parties hereby enter into this Agreement with the following terms and conditions:

Article 1	Definition

1.1	Definitions
Unless the terms or context of this Agreement otherwise provide, the following terms shall have the meanings as set out below:

a.
AIC means the competent Administration for Industry and Commerce, which according to law is competent to handle modification registration for the Company in respect of the transactions contemplated hereby.

a.	Approval Authority shall mean the Shanghai Commission of Commerce or any other authority which is the examination and approval authority competent to approve this Agreement.

b.	Articles of Association shall mean the Articles of Association of the Company executed by MicroPort on 7 May 2013.

c.	Business Day means Monday through Friday, except for public state holidays of the PRC.

d.	Capital Increase shall have the meaning as set out in Article 3.1of this Agreement.

e.	Company shall mean MicroPort Weibe Medical Devices (Shanghai) Co., Ltd.

f.	CRM shall mean cardiac rhythm management.

g.	Effective Date shall mean the date on which this Agreement becomes valid and effective as per 0.1 of this Agreement.

h.	Increased Registered Capital has the meaning as set out in 0.1 of this Agreement.

i.	Joint Venture Contract shall mean the Joint Venture Contract entered into by and between MicroPort and Sorin on January 9th, 2014 and attached hereto as Annex 1.

j.
Knowledge means, with respect to any Person that is not an individual, the knowledge after due inquiry of such Person's directors and executive officers and all other officers and managers having responsibility relating to the applicable matter or, in the case of an individual, knowledge after due inquiry.

k.
Liability means any debt, loss, damage, adverse claim, fines, penalties, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation).

l.

m.
Material Adverse Effect means a material adverse effect on (i) the near-term or long-term projected business, assets, properties, results of operations, condition (financial or otherwise) or prospects of the Company or (ii) the value of the Company.

n.	MicroPort shall mean Shanghai MicroPort Medical (Group) Co., Ltd.

o.	New Capital has the meaning as set out in 0.1of this Agreement.

p.
Ordinary Course of Business means the ordinary and usual course of day-to-day operations of the business of the Company through the Signing Date consistent with past practice and in compliance with applicable laws.

q.
Person means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, university, or other entity or enterprise.

r.	PRC means the People's Republic of China which, for the purpose of this Agreement, excludes the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

s.	Revised Articles of Association shall mean the revised version of the Company's Articles of Association which is attached hereto as Annex 2.

t.	Revised Business License shall mean the revised business license of the Company to be issued by the competent AIC following the effectiveness of this Agreement.

u.	RMB means Renminbi, the lawful currency of the PRC.

v.	Sorin shall mean Sorin CRM Holding SAS.

w.	Transition Period has the meaning as set out in 0.3 of this Agreement.

1.2	Interpretation
Articles and headings are inserted for the purpose of convenience and reference only and shall not affect the interpretation or construction of this Agreement. Words denoting the singular shall, where applicable, include plural and vice versa. Reference to the masculine gender shall, where applicable, include the feminine gender and vice versa.

Article 2	Accession of Sorin
MicroPort and the Company agree to increase the registered capital of the Company and to allow Sorin to invest in, and Sorin agrees to such Capital Increase and to subscribing part of the increased registered capital of the Company subject to the terms and conditions of this Agreement , the Joint Venture Contract between MicroPort and Sorin attached hereto as Annex 1 as well as the Revised Articles of Association of the Company attached hereto as Annex 2.

Article 3	Increase of Registered Capital and Total Investment

3.1
On the Effective Date and subject to the terms and conditions set forth hereinafter, the Parties hereby agree to increase the registered capital of the Company from RMB Four Hundred Fifty Thousand (RMB 450,000) to RMB One Hundred Twenty Two Million (RMB 122,000,000) (“Increased Registered Capital”) and the difference between the current registered capital and the Increased Registered Capital (“New Capital”) shall be contributed through the investment respectively made by MicroPort and Sorin in accordance with 0 herein (“Capital Increase”).

3.2	The Parties further agree that the total investment of the Company shall be Three Hundred Sixty Six Million (RMB 366,000,000) after the completion of the Capital Increase.

Article 4	Subscription of New Capital

4.1
On the Effective Date and subject to the terms and conditions hereinafter, MicroPort shall subscribe RMB Sixty One Million Seven Hundred Seventy Thousand (RMB 61,770,000) of the New Capital which together with MicroPort's existing equity interest in the Company's registered capital accounts for fifty-one per cent (51%) of the Increased Registered Capital of the Company. The contribution of MicroPort to the New Capital of the Company shall be made as follows:

Cash: RMB Sixty One Million Seven Hundred Seventy Thousand (RMB 61,770,000)

4.2
On the Effective Date and subject to the terms and conditions hereinafter, Sorin shall subscribe RMB Fifty Nine Million Seven Hundred Eighty Thousand (RMB 59,780,000) of the New Capital which accounts for forty-nine per cent (49%) of the Increased Registered Capital of the Company. The contribution of Sorin to the Increased Registered Capital of the Company shall be made as follows :

Cash: RMB Fifty Nine Million Seven Hundred Eighty Thousand (RMB 59,780,000)

4.3	On the Effective Date, MicroPort and Sorin shall respectively have the following equity interests in the Increased Registered Capital of the Company:

x.
MicroPort's subscribed contribution to the Increased Registered Capital of the Company is RMB Sixty Two Million Two Hundred Twenty Thousand (RMB 62,220,000) and equals a fifty-one per cent (51%) equity interest of the Increased Registered Capital of the Company;

y.
Sorin's subscribed contribution to the Increased Registered Capital of the Company is RMB Fifty Nine Million Seven Hundred Eighty Thousand (RMB 59,780,000) and equals a forty-nine per cent (49%) share of the Increased Registered Capital of the Company.

4.4
MicroPort and Sorin agree to make their respectively subscribed contributions to the Company's Increased Registered Capital as stipulated in the Joint Venture Contract, and the Revised Articles of Association as far as such contributions have not already been paid by a Party prior to the Effective Date.

4.5
MicroPort and Sorin further agree that upon the Effective Date they shall continue the Company, enjoy any and all rights and assume any and all obligations associated with their respective share in the Company's Increased Registered Capital as are set out in the Joint Venture Contract,its Annexes and the Revised Articles of Association.

Article 5	Covenants

5.1
Each Party shall from time to time during the term of this Agreement execute and deliver all such further documents and agreements and take all such further actions as the other Party may reasonably require and which are consistent with this Agreement in order to effectively consummate this Agreement.

5.2
Prior to the date of issuance of the Revised Business License, MicroPort shall keep, and shall cause the Company to, and the Company shall keep Sorin informed as to all material matters involving the operations and businesses of the Company. MicroPort shall, upon receiving a prior written request from Sorin, submit or cause the Company to and the Company shall submit to Sorin basic financial information of the Company including but without limitation to balance sheet, cash flow, and income statement on a monthly basis.No information provided to or obtained by Sorin pursuant to this Article 5.2 shall limit or otherwise affect the remedies available hereunder to Sorin (including Sorin's right to seek indemnification pursuant to Article 5.9), or the representations or warranties of the Parties hereto.

5.3
From the Signing Date until the date of issuance of the Revised Business License of the Company (“Transition Period”) MicroPort shall cause the Company to and the Company shall conduct the business of the Company in the Ordinary Course of Business. Any major business or other transactions outside the Ordinary Course of Business involving payment by the Company of an amount exceeding RMB 100,000 (in words: RMB One Hundred Thousand) or its equivalent in foreign exchange, as well as the disposal of any major assets (i.e. assets with an individual or combined value exceeding RMB 100,000 (in words: RMB One Hundred Thousand) or its equivalent in foreign exchange) shall be subject to prior written consent from Sorin.

5.4

5.5
During the Transition Period MicroPort shall exercise its voting or other rights pertaining to or deriving from its shares in the Company's registered capital solely in a way that does not have any adverse effect on the enterprise value of the Company to the disadvantage of Sorin and/or the Company. This includes in particular also the prohibition to declare any dividends, other profits or benefits and the distribution of such dividends, other profits or benefits.

5.6
During the Transition Period, MicroPort and the Company shall refrain from any action that might have an adverse effect on or might jeopardize due performance of this Agreement. In particular, prior to taking any action and/or activity in relation to the Company, and/or exercising any right MicroPort enjoys under the Articles of Association MicroPort and the Company (as applicable) shall consult and coordinate with Sorin and shall exercise the respective right only upon prior written consent from Sorin.

5.7
MicroPort and the Company shall cause the members of the Company's board of directors and the Company's supervisor(s) as well as the Company's senior managers to take all measures required or recommendable to timely perform this Agreement.

5.8
To the extent permitted by law, the Company shall and MicroPort shall procure the Company to commence the process of application for all approvals, permits, and/or fulfil the formalities with the competent authorities required for the due performance of this Agreement within sixty (60) calendar days from the Signing Date, including but not limited to all approvals, permits, and formalities required to be performed and preconditions to be satisfied by the Company for duly performing this Agreement, provided that both MicroPort and Sorin shall have prepared all the application documents required by the relevant governmental authorities to be issued or provided by them respectively. In order to obtain the approvals, permits, registrations and/or fulfil the formalities from the competent authorities required for the due performance of this Agreement in due time, MicroPort and Sorin shall respectively make their best efforts to issue and provide required documents. As far as any action by any Party is required in this regard, such Party shall carry out such action without undue delay.

5.9
MicroPort and the Company shall take all measures necessary or recommendable in favour of Sorin to ensure and safeguard in compliance with obligations of MicroPort and the Company under this Agreement that during the Transition Period the operation of the Company must not be disturbed, hindered, blocked or otherwise be affected to the disadvantage of the Company, or Sorin.

5.10
In the event of any breach or non-fulfilment by MicroPort or the Company of any obligation under this 0, MicroPort and the Company shall be jointly and severally liable for putting Sorin, or at the election of Sorin, the Company, into the same position it would be in if the defaulted or non-fulfilled obligation had been duly performed by MicroPort and/or the

Company, or at the election of Sorin, to pay all direct damages, losses and/or expenses for non-performance.

Article 6	Representations and Warranties

6.1
Each Party represents and warrants the following to the other Parties as of the Signing Date, as of the Effective Date of this Agreement and as of the date of issuance of the Revised Business License of the Company:

z.	it is properly and validly founded and is validly existing under the laws of the jurisdiction where it is registered;

aa.
it has taken all action necessary under its jurisdiction of incorporation to authorize it to enter into this Agreement and its Annexes, and its representative whose signature is affixed hereto is fully authorized to sign this Agreement and its Annexes and to bind it;

bb.	upon the Effective Date this Agreement and its Annexes shall constitute its legal, valid and binding obligation as is set out therein; and

cc.
neither the execution of this Agreement, nor the performance of its obligations hereunder, will constitute a breach to any agreement, incorporation documents, law or regulations of its jurisdiction of incorporation .

6.2
Without prejudice to the representations and warranties set out in 0.1 of this Agreement , MicroPort and the Company additionally represent and warrant jointly and severally to Sorin, in the Knowledge that Sorin is entering into this Agreement in reliance on the accuracy of the representations and warranties as set out in 0.1 and Annex 5, that the representations and warranties set out in 0.1 and Annex 5 of MicroPort and the Company are in every aspect true and accurate, as of the Signing Date, as of the Effective Date and as of the date of issuance of the Revised Business License of the Company, irrespective of whether or not any deficiencies have already been known to Sorin with regard to the respective subject matter covered by any of the representations and warranties set out in 0.1 and Annex 5.

6.3
Each representation and warranty set out in 0.1 and Annex 5 shall be construed as an independent representation and warranty and shall not be limited by reference to or inference from any other terms of this Agreement or any other representations or warranties.

6.4
Each Party shall notify the other Parties immediately if the notifying Party becomes aware of a fact or circumstance which constitutes a breach of representations and warranties as set out in 0.1 and Annex 5, or has caused, or will or might cause, a representation or warranty under 0.1 and Annex 5 to become untrue, inaccurate, incomplete or misleading.

6.5
If any of the representations and warranties of MicroPort and the Company set out in 0.1 and Annex 5 should turn out to be false or incorrect, MicroPort and the Company shall be jointly and severally liable for immediately indemnifying and holding Sorin harmless from any damages, losses, expenses and all other disadvantages of any kind and nature which would not exist if such representation, warranty or guarantee were true or correct.

6.6
If any of the representations and warranties of Sorin set out in 0.1should turn out to be false or incorrect, Sorin shall be liable for immediately indemnifying and holding MicroPort and the Company harmless from any damages, losses, expenses and all other disadvantages of any kind and nature which would not exist if such representation, warranty or guarantee were true or correct.

Article 7	Confidentiality

7.1
The Parties agree to keep the terms and conditions of this Agreement strictly confidential. The Agreement, its Annexes or the terms and conditions thereof will only be disclosed if and to the extent indispensably required to obtain all necessary consents, approvals and registrations which are a prerequisite for the effectiveness and performance of this Agreement. Public announcements and any information to third parties regarding Sorin's participation in the Company shall only be made upon mutual consent of the Parties.

7.2	0.1 shall not prevent disclosure by a Party to the extent it can demonstrate that:

dd.
Disclosure is required by law or by any stock exchange or any regulatory, governmental or antitrust body (including any tax authority) having applicable jurisdiction (provided that the disclosing Party shall first inform the other Party of its intention to disclose such information and take into account the reasonable comments of the other Party);

ee.
Disclosure is of information which was lawfully in the possession of that Party or any of its representatives (in either case as evidenced by written records) without any obligation of secrecy prior to its being received or held;

ff.	Disclosure is of information which has previously become publicly available other than through that Party's fault (or that of its representatives);

gg.	Disclosure is required for the purpose of any arbitral or judicial proceedings arising out of this Agreement.

Article 8	Effectiveness

8.1	This Agreement shall become effective upon fulfilment of the last of the following conditions precedent (“Effective Date”):

hh.	Signature of this Agreement and its Annexes by duly authorized representatives of the Parties;

ii.	Approval of this Agreement and its Annex 1 and 2 by the Company's board of directors and shareholder;

jj.	Approval of this Agreement and its Annex 1and 2 by the Approval Authority without changing their terms and conditions, unless the Parties have agreed thereto in writing.

8.2
MicroPort and the Company shall make their best efforts to ensure that the Company obtains all necessary approvals of this Agreement and its Annex 1 and 2 from the Approval Authority and immediately after its receipt forward copies thereof to Sorin.

8.3	Notwithstanding 0.1 and 0.2 above, Articles 5, 6, 7, 9, 10, 11and 12 shall become effective and binding upon the Parties upon signing this Agreement by all Parties.

Article 9	Termination
The Parties agree that this Agreement may be terminated only if any of the following conditions arise:

9.1	This Agreement may be terminated at any time by the written agreement of all Parties.

9.2
Further, this Agreement may unilaterally be terminated before the date of issuance of the Revised Business License of the Company by written notice to the other Party(ies) of an intention to terminate this Agreement pursuant to the procedure set forth below in 0.4:

kk.
by the non-defaulting Party, if any other Party or Parties materially breach this Agreement, in particular but without limitation to, breach any obligations, covenants, representations and/or warranties in Articles 4, 5, 6 and 7 and Annex 5, and no adequate remedy as required by the non-defaulting Party is provided by the other Party or Parties within one (1) month after written notice of the non-defaulting Party or other period as agreed by the concerned Parties;

ll.	By Sorin, in case of any change in the proprietary or management situation or financial position of the Company unless this belongs to the Ordinary Course of Business of the Company;

mm.
By any Party, if the Company or the other Party becomes bankrupt, or is the subject of proceedings for liquidation or dissolution, or ceases or is unable to carry on normal and usual business or becomes unable to pay its debts as they become due;

nn.
By any Party, if any governmental authority having authority over this Agreement or either Party requires any provision of this Agreement , the Joint Venture Contract and the Revised Articles of Association to be revised in such a way as to cause significant adverse consequences to the Company, or to such Party's original

oo.
By Sorin, if any governmental authority expropriates or requisites all or portion of the assets or properties of the Company, and such expropriation or requisition is considered by Sorin as adversely influencing the normal operation of the Company;

pp.	By Sorin, if any event or circumstance occurs which may cause Material Adverse Effect.

9.3
Either Party may further terminate this Agreement in case statutory laws or regulations permit such termination or in case the Joint Venture Contract terminates not due to a reason attributable to such terminating Party.

9.4
In the event that any Party gives notice to the other Parties pursuant to 0.2 ii) to vi) or 0.3 above of a desire to terminate this Agreement, the Parties shall immediately conduct negotiations and endeavour to resolve the situation. In the event matters are not resolved to the satisfaction of the notifying Party within one (1) month of issuance of such notice or a notified Party refuses to commence negotiations or performance within this period, the notifying Party shall be entitled to terminate this Agreement by issuing a written termination notice to the other Parties.

9.5
If any of the following conditions is not fulfilled within six (6) months from the Signing Date, unless it is otherwise agreed by the Parties, either Sorin or MicroPort may, irrespective of any of its other rights, terminate this Agreement by written notice to the other Parties at any time after expiry of the period.

qq.
Written approval of this Agreement by the Approval Authority without varying the terms or conditions of this Agreement or imposing any additional terms or conditions, unless explicitly consented to by Sorin and MicroPort in writing;

rr.
Written approval of the Joint Venture Contract attached as Annex 1 and/or Revised Articles of Association of the Company attached as Annex 2 by the Approval Authority without varying the terms or conditions thereof or imposing any additional terms or conditions, unless explicitly consented to by Sorin and MicroPort in writing;

ss.
Issuance of the approval reply and the approval certificate of the Company by the Approval Authority confirming its approval of the transaction under this Agreement (provided that the original of the approval reply and approval certificate have been shown to the Parties and the Parties have been permitted to make a copy);

tt.
Registration of the Revised Articles of Association of the Company attached as Annex 2 by the AIC without varying the terms or conditions thereof or or imposing an additional terms or conditions, unless explicitly consented to by Sorin and MicroPort in writing; additional terms or conditions, unless explicitly consented to by Sorin and MicroPort in writing;

uu.
Issuance of the Revised Business License of the Company by the AIC (provided that the original of the Revised Business License and its duplicate (“fu ben”) have been shown to the Parties and the Parties have been permitted to make a copy).

9.6	For the purpose of this 0, the “date of termination” shall be:

vv.	The date of the termination of this Agreement by common consent of the Parties, if the termination is effected pursuant to 0.1 above; and

ww.	The thirtieth (30th) day after the date when notice of unilateral termination of this Agreement by any Party is issued if the termination is effected pursuant to 0.4 or 0.5 above.

xx.

9.7
Without prejudice to any other claims or remedies that may be available to a Party, if this Agreement is terminated before the date of issuance of the Revised Business License, unless this Agreement and the Joint Venture Contract provide otherwise, the Parties shall be under no obligation to make any contribution to the Increased Registered Capital. The Parties shall take all necessary measures to cease the procedures of application to the Approval Authority and/or AIC for approval and/or registration of this Agreement and its Annexes immediately if such approval and/or the Revised Business License have not yet been issued. If the approval and/or the Revised Business License have been issued, the Parties shall take all necessary measures to cause the Approval Authority and/or AIC to revoke/cancel the approval/registration and rewind the transaction contemplated hereunder.

9.8	The obligations and benefits stipulated in the confidentiality provisions of 0 and in the provisions on settlement of disputes of 0 shall survive the termination or expiry of this Agreement.

Article 10	Liabilities for Breach

10.1
If any Party breaches its undertakings and warranties hereof, or fails to perform its obligations pursuant to this Agreement , or the declarations or representations made by it are false, incomplete or misleading, such Party shall be deemed to be in breach of this Agreement. The defaulting Party shall indemnify the non-defaulting Party, or the Company, as the case may be, for all actual losses suffered by the non-defaulting Party due to such default.

10.2
Notwithstanding Article 10.1, the termination rights under Article 9 shall be in addition to and not in substitution of any claims or remedies that may be available to the non defaulting Party and any termination shall neither relieve the defaulting Party or Parties from Liabilities accrued to the date of termination nor relieve the defaulting Party or Parties from Liabilities against the non-defaulting Party due to its default.

Article 11	Settlement of Disputes

11.1
In the event any dispute arises between the Parties out of or in relation to this Agreement, including any dispute regarding its breach, termination or validity, the Parties shall attempt in the first instance to resolve such dispute through friendly consultations.

11.2
If the dispute has not been resolved by friendly consultations within sixty (60) calendar days after one Party has served written notice to the other Parties requesting the commencement of such consultations, then any concerned Party may demand that the dispute be finally settled by arbitration under the Rules of the Hong Kong International Arbitration Centre in

force at the time of commencement of the arbitration by three arbitrators appointed in accordance with said Rules and with the following provisions:

yy.	The place of arbitration shall be Hong Kong;

zz.
The arbitral proceedings shall be kept confidential, unless the disclosure is required in accordance with relevant laws and regulations. The language of the arbitral proceedings shall be English and the Chinese translation shall be provided at the costs for the Party who requires such translation;

[[.
in any arbitration proceedings, any legal proceedings to enforce any arbitration award and in any other legal proceedings between the Parties pursuant to or relating to this Agreement, each Party expressly waives the defence of sovereign immunity and any other defence based on the fact or allegation that it is an agency or instrumentality of a sovereign state or is otherwise entitled to immunity;

aaa.	The tribunal shall consist of three (3) arbitrators;

bbb.	The presiding arbitrator shall neither be an Italian nor a Chinese national;

ccc.
The Parties hereby agree that any arbitration award rendered in accordance with this Article shall be final and binding upon the concerned Parties, and the Parties further agree that such award may be enforced by any court having jurisdiction over the Party against which the award has been rendered or over the assets of such Party wherever the same may be located; and

ddd.
After submittal of the dispute to arbitration, the Parties shall continue to exercise any other rights and perform any other obligations hereunder, unless such obligations are directly related to the matter under dispute.

Article 12	Notice
All notices or other communications under this Agreement shall be in writing in the Chinese and English language and shall be delivered or sent to the correspondence addresses or facsimile numbers of the Parties set forth below or to such other addresses or facsimile numbers as may be hereafter designated in writing on seven (7) Business Days' notice by the relevant Party. All such notices and communications shall be effective: (i) when delivered personally; (ii) when sent by facsimile or other electronic means with sending machine confirmation; (iii) ten (10) Business Days after having been sent by registered mail, return receipt requested, postage prepaid; or (iv) four (4) Business Days after deposit with a commercial overnight courier, with evidence of delivery provided by the courier.
To MicroPort:
Address: 501 Newton Rd., Zhangjiang Hi-Tech Park, Shanghai 201203
Att: Daozhi LIU

Fax: 86-21-50801305
To Sorin:
Address: 4, avenue Reaumur 92143 Clamart cedex FRANCE
Att: Alexander H.J. Neumann
Fax: 33-1-46013460
With a copy to:

Sorin Group Corporate Legal Affairs
Att: Alexander H.J. Neumann
Vice President, Corporate Legal Affairs
Cardiac Surgery Business Unit & Intercontinental
Lindberghstrasse 25
80939 Munchen, Deutschland
Tel.: +49 89 323 01 400, Fax: +49 89 323 01 401
e-mail: alexander.neumann@sori n.com
and
TaylorWessing Law Firm, Beijing office
Att.: Johnny Zhao
Senior Counsel
Unit 2307&08, West Tower, Twin Towers B-12 Jianguomenwai Avenue, Chaoyang District
Beijing 100022
Tel +86 (0)10 6567 5886, Fax +86 (0)10 6566 5857
Email:j.zhao@tayl orwessing.com
To the Company:
Address : 501 Newton Rd.,Zhangjiang Hi-Tech Park, Shanghai 201203
Att: Daozhi LIU
Fax: 86-21-50801305

Article 13	Miscellaneous

13.1
To the extent permitted by Chinese law, failure or delay on the part of any Party hereto to exercise a right, power or privilege under this Agreement and the Annexes hereto shall not operate as a waiver thereof , nor shall any single or partial exercise of a right, power or privilege preclude any other future exercise thereof, unless explicitly otherwise regulated herein.

13.2
This Agreement and the rights and obligations of the Parties hereunder shall be construed and interpreted in accordance with the laws of the PRC. If there are no relevant Chinese laws, then the principles of the international commercial practice shall be applied.

13.3
All costs, expenses and public charges for obtaining the approval of this Agreement and its Annexes and duly registration thereof shall be borne by the Company. The costs of the Evaluation Report (Annex 4) shall be equally shared by MicroPort and Sorin.

13.4

13.5	No party shall be entitled to assign, pledge or transfer any of its rights under or deriving from this Agreement and/or its Annexes unless agreed by the other Parties in writing in advance.

13.6	Annex 1 up to and including Annex 5 shall form integral parts of this Agreement.

13.7
This Agreement and its Annexes shall be written in English and in Chinese being acknowledged by the Parties that both versions are consistent in all respects and are equally authentic. It is signed in eight (8) originals in each version and each of the Parties shall keep one (1) original of each version while the other originals shall be submitted to the relevant authorities as contemplated herein.

[Rest of the page intentionally left blank – execution page to follow as next page)

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed by its duly authorized representatives on the date set forth below:

For and on behalf of
Shanghai MicroPort Medical Group) Co., Ltd. (Company Chop)
By:__________
Joyce Zhang

Title: President

Nationality: Chinese
For and on behalf of
Sorin CRM Holding SAS

By:__________
Alexander H.J. Neumann

Title: Director general

Nationality: German

For and on behalf of
Microport WeiBo Medical
Devices (Shanghai) Co. Ltd. (Company Chop)
By:__________
Qiyi LUO

Title: Executive Director

Nationality: Canadian

Capital Increase and Accession Agreement
Annex 4
Evaluation Report

Annex 4 Evaluation Report

Appraisal Report on All Shareholder Equity for the Potential Equity Transfer of Microport Weibo Medical Devices (Shanghai) Co., Ltd

HuDaHuaXiPingBao (2013) No.105

I.	Introduction

Microport Weibo Medical Devices (Shanghai) Co., Ltd.:

Shanghai Dahua Certified Public Valuers Co., Ltd. was entrusted by Microport Weibo Medical Devices (Shanghai) Co., Ltd. (hereinafter referred to as Company) to appraise the complete equity value held by the Company’s shareholders with respect to the potential equity transfer. The appraisal process conforms to asset appraisal standards and the national guidelines on asset appraisal, in accordance with the principles of objectivity, independence, fairness and scientific inquiry, and using the widely recognised asset appraisal methods. The appraisers of Dahua, following the necessary appraisal procedures, learned about the history of the Company, collected the relevant financial information and proof of property rights analysed the Company’s current operating conditions, profitability and asset utilization status, and made a fair presentation on all the equity value held as of November 30, 2013 by the Company’s shareholders. The details of asset appraisal circumstances and appraisal results are as below:

II.	Overview of the Entrusting Party and the Appraised Company

The Entrusting Party is the Appraised Company.
1. Entrusting Party Intro
(1) Registered Company name: Microport Weibo Medical Devices (Shanghai) Co., Ltd.
Registered domicile: Room 101, Bloc 2, 501, Newton Road, Zhangjiang Hi-Tech Park, Shanghai
Registered capital: 450,000 RMB Paid-in capital: 450,000 RMB

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    Legal representative: QIYI LUO
Company type: One-person limited company (wholly foreign owned enterprise with legal entity sole investment)
(2) Business scope: Research and development of medical devices and providing medical devices-related technology consulting, technology transfer and technical services. (Where the company operations involve administrative permission, operate in line with permits).
(3) The Company was established on May 30, 2013 with the registered capital of 450,000 RMB, paid-in capital of 450,000 RMB, of which 450,000 RMB was paid by Shanghai MicroPort Scientific Corporation (with equity ratio of 100%). The legal representative is QIYI LUO. On May 30, 2013 the Corporate Legal Entity Business License was obtained with registration number 310115002124521. The Company’s registered domicile is Room 101, Bloc 2, 501, Newton Road, Zhangjiang Hi-Tech Park, Shanghai.
The term of Company’s operation lasts from May 30, 2013 to May 29, 2063. As of Nov 30, 2013, the base date of asset appraisal, the Company’s equity structure is as followed:

Investor’s name	Capital invested (10KRMB）	Investment ratio (%)
Shanghai MicroPort Scientific Corporation	45.00	100.00
Total	200.00	100.00

2.Financial situation of the Company
The Company follows the “Accounting System of Small-sized Enterprises” along with relevant supplemental provisions with the VAT rate of 17%.

3.The current operating status of the Company
The Company is a one-person limited company (wholly foreign owned enterprise with legal entity sole investment) primarily engaged in the research and development of medical devices, providing related technology consulting, technology transfer and technology services. The company was set up in May 2013, has been in operation for a relatively short period.

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4.The users of the appraisal report
This appraisal report is to be used by the Entrusting Party, investors, government-related managing departments and other report users designated by the laws and regulations.

III.	The purpose of the appraisal
The Company plans to transfer its equity. Thus the appraisal is aimed to provide basis for value references for that equity transfer.

IV.	Target and scope of the appraisal
The appraisal scope is all the Company’s current assets and all types of liabilities as of November 30, 2013. According to the financial statement provided by the Company before the appraisal, the total book value of the assets was 169,071.86 RMB, total liabilities 67,500.00 RMB and net assets 101,571.86 RMB.
1. Targets of appraisal are, specifically:
(1) Current assets: book value of 169,071.86 RMB all of which was monetary funds 169,071.86 RMB.
(2) Current liabilities: book value of 67,500.00 RMB all of which was other payables 67,500.00 RMB.
(3) Total assets 169,071.86 RMB, total liabilities 67,500.00 RMB and net assets 101,571.86 RMB.
2. Explanations of the appraisal targets and scope.
(1) The appraisal targets and scope mentioned above are identical to appraisal targets and scope involved in economic actions.
(2) The appraisal scope above contains no external long-term investments.
(3) The Company has no assets that are off the balance sheet.

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(4) The physical assets within the appraisal scope above were all in good condition or being controlled. The Company appraised is currently in normal operating state.
For more details, please read the Detailed Appraisal Schedule

V. Value Type and Definition
The value type of the appraisal result for this report is market value.
Market value refers to the estimated amount of value for which the target of appraisal should exchange on the base date of appraisal between a willing buyer and a willing seller in a normal fair transaction wherein the parties each act rationally and without compulsion.

VI. Base Date of Asset Appraisal
According to the specific circumstances of the entrusting party and the company evaluated, effort was made to selecting the financial report date closest to the date on which the appraisal purpose is realised in order to better reflect the present value of the appraisal target and to facilitate the successful completion of appraisal purpose of this project. With confirmation from the entrusting party, the base date of asset appraisal of this project is the 30th November 2013.
The pricing standard of this appraisal is totally based on the valid price standards, interest rates, exchange rates and tax rates on the base date of asset appraisal.

VII. Basis of Asset Appraisal
(1) Basis of Action:
Power of attorney for asset appraisal.
(2) Legal Basis:
1. National laws and regulations regarding asset appraisal;
2. Provisions and administrative regulations of the City of Shanghai in terms of asset appraisal;

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3. Articles of association, contracts and other legal instruments related to the appraisal.
(3) Proof of Property Rights
1. Scanned copy of business license and organisation code certificate of the company evaluated;
2. Documents of the company appraised including financial reports and capital verification report;
3. Relevant documents obtained during site survey by the appraisers.
(4) Standards Basis:
1. Standards for Asset Appraisal—Basic Standards
2. Standards for Professional Codes of Ethics for asset appraisal
3. Guiding Opinions on the Appraisal of Company Value (for Trial Implementation)
4. Standards for Asset Appraisal—Engagement Letter
5. Standards for Asset Appraisal—Appraisal Procedure
6. Standards for Asset Appraisal—Appraisal Report
7. Standards for Asset Appraisal—Working Paper
8. Guiding Opinions on the Appraisal of Company Value
9. Guiding Opinions on the Value Type of Asset Appraisal
10. Other Relevant provisions and guidance opinions.
(5) Basis of Pricing:
1. Financial documents and purchase contracts provided by the company;
2. Price information database of Dahua Certified Public Valuers Co., Ltd.;
3. Other relevant documents.

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VIII. Appraisal Methods
(1) Analysis of the Selection of Appraisal Methods
There are three commonly adopted methods for the appraisal of the total value of shareholder's rights and interests: market method, income method and assets-based method.

Appraisers analyse the applicability of the three methods on the basis of relevant conditions such as appraisal purpose, appraisal target, value type and the circumstance of data collection in order to make appropriate selection of one or more basic appraisal methods for asset appraisal.
1. Market method, also known as market comparison method, is for the purpose of determining company value. It is an appraisal method that compares the company entrusted for appraisal with similar companies that had made transactions in the recent past. It is for the purpose of extracting the entrusting company value from the known value of the similar companies with recent transactions by analysing circumstances and dates of the transaction as well as all the main financial indexes and correcting certain individual factors. The appraisal principle of market comparison method serves the same as the principle of substitution in economics. Based on the economics transaction theory, in the same market and supply-demand environment, goods of the same function should share the same price and can be substituted for each other. Therefore, when two or more goods of the same function, in other words goods of substitution relationship coexist in the same market, the price of such goods will compete and restrain each other and eventually converge.
Due to lack of comparable transaction case data of similar companies, the market comparison method is considered inappropriate in this case for the appraisal of the company of this project.
2. The income method, or the present value method, is an approach to value the worth of the appraised object via discounting the expected future gains to present value on base date of the appraisal. The present value of earnings refers to the total current value of the company via discounting the expected future benefits to present value (or discounted present value for short).

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The Income method has been reconsidered for its applicability before being used for this appraisal. Considering the company and its product properties, e.g. the company was only established for a short period of time, its expected benefits and the trend for product prices are neither stable nor predicable. The company was founded in May 2013, which is only half of a year since its establishment, therefore adopting the income method for this appraisal is not appropriate.
3.The asset-based approach, or the cost method, is also a method to value the worth of a company, which first appraises every single asset of the company, adds them up, and then minus the valuation of liabilities.
Valuation of total shareholder equity = valuation of total assets – valuation of total liabilities
Valuation of partial shareholder equity = valuation of total shareholder equity* shareholding ratio* premium (or discount) rate
Based on the above analysis, the asset-based method (cost method) is suitable for this appraisal.
(2) Technical approach of Asset-based Method
Total shareholder equity reflects the comprehensive value generated from business operation which involves both tangible and intangible assets, hence the asset-based method can also be used for all shareholder equity value.
Appraisal approach on asset-based method: valuation of total shareholder equity shall be measured in a fair way based on the valuation of the company's every single asset and liability.
Technical approach:
Total shareholder equity value = the sum of the valuation of each appraised asset – valuation of liabilities
(3) Asset-based method specific procedures
1. Appraisal of monetary funds
Monetary funds shall mainly be appraised via verifying the account: cash shall be checked on-site on a daily basis and be appraised according to the base date of the appraisal adopting retrospective adjustment; Cash in bank shall be appraised via checking the details and balance of every single account from all banks with bank statements on the base date of the appraisal.

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2. Appraisal method for liabilities
Liabilities are economic liabilities that the entity is obliged to pay back by assets or labour services in the future. The current liabilities in this appraisal includes other payables, tax payable, and etc. Liabilities shall be appraised based on the amount of the effective liabilities that the property owner is obliged to shoulder after realizing the objective of this appraisal, and those liabilities which are not effective liabilities shall be measured as zero.
The total shareholder equity can then be appraised through the above valuation.
IX. Procedures and situations of the appraisal
In accordance with the relevant government provisions on appraisal of assets, we followed necessary procedures to appraise, which includes but not limited to accepting the engagement, carrying our asset inspection, valuating, summarising and checking, and submitting reports. The detailed procedures are as follows:
1. Acquire information about the entrusting party, the company being appraised, the aim of appraisal and the relevant situations; accept the engagement; make decision on the object and scope relevant to the aim through consultation; choose the base date of the appraisal through consultation. Agreement for asset appraisal is signed by the appraisal institute and the entrusting party, and the appraisal institution shall take on the commitment per relevant provisions and decide on the work contact and coordination methods for the appraisal after consultation;
2. Set up the appraisal team, draft appraisal plans, carry out on-site inspections and invite the company being appraised to cooperate;
3. Guide the Company being appraised to carry out overall inspections, take inventory, verify and check, and fill in the report for asset appraise based on these information, prepare and provide all the documents required for this appraisal.
4. Visit the Company and its business assets sites being appraised; listen to relevant personnel from the company introducing the situation, history and current status of the appraised targets; examine the ownership rights documentation, cost documentation and the status of utilization, management, improvement and maintenance; physically check, survey and test the content and amount of the various assets with the inventory (declaration) form, carry out

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random check of assets against the company’s accounting documents, data and original receipts; take evidence when necessary.
5. Choose the appropriate appraise method and calculate method based on the aim, situation of the appraised company, and the information collected, documents collected, the specific situation of the appraised target. Search for pricing information in market and gather other relevant parameter information, and appraise the value of the target.
6. Based on the initial result, the appraisal team carries out summary analysis to prevent errors, repetition and omissions. The team also adjusts, corrects and improves the initial appraisal result, and writes the appraisal notes.
7. Draft an appraisal report in accordance with the appraisal work and adjusted appraisal result, gather feedback from the entrusting party and the appraised company. Submit the final asset appraisal report to the entrusting parting after it has been reviewed by three different levels of internal departments.
X. Appraisal assumptions
1. The conclusion of this appraisal is a reflection of the open market value on the base date of the appraisal given that the current scale and purpose does not change for the assets appraised.
2. The assumed precondition for appraisal is that the appraised target is traded in the open market.
3. This appraisal report is only for providing a value reference for this specific appraisal purpose, and does not take into account the impact of other economic activity and derived value on the conclusion of the appraisal.
4. General preconditions for the validity of the conclusion in this appraisal:
4.1 The authenticity, validity, and accuracy of all the documents provided by the entrusting party and the appraised company. The legal rights certification is obtained for assets owned by the company.
4.2 There are no major changes in the country’s macro-economic policies and socio-economic environment of the local region.
4.3 No major changes that are large enough to affect the conclusion of the appraisal such as tax policies, credit loan interest rates, and foreign exchange rates, which are the basis for business management and appraisal.

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4.4 Did not consider the impact of natural forces and other force majeure conditions, and did not consider the possible impact of special transaction methods on the conclusion of the appraisal.
5. Appraisal assumptions and restrictive conditions for validity of the conclusions of the appraisal.
It is assumed that apart from projected earnings or liabilities that the registered asset appraiser knows of, there are no other projected earnings or liabilities.

6. The practicing registered asset appraiser for this project knows that the asset’s liquidity may have a major impact on the appraisal target’s value. Since it is impossible to obtain data on the industry or the related asset right trading situation, there is a lack of basis for the analysis of the asset liquidity. This round’s appraisal conclusion does not take into account the impact of the liquidity of the asset on the value of the target to be appraised.
This appraisal report and appraisal conclusion is based on the above-mentioned appraisal assumptions and restricting conditions, including the results obtained through the principles, basis, conditions, methods, and procedures confirmed in the appraisal report. If there are any changes to the above-mentioned preconditions, this appraisal report and its appraisal conclusion will generally become automatically invalid.

XI. Appraisal conclusion
(I) Appraisal conclusion based on the asset based approach.
By appraising using the asset based approach, on the base appraisal date of November 30, 2013, the total book value of the Shanghai MicroPort Medical (Group) Co., Ltd. is RMB 169,071.86, with liabilities totalling RMB 67,500.00 and net assets totalling RMB 101,571.86.
Appraisal conclusion: Total appraised asset value = RMB 169,071.86. Total appraised liabilities = RMB 67,500.00. Total shareholder equity = RMB 101,571.86 (Spelt out in full as ONE HUNDRED AND ONE THOUSAND, FIVE HUNDRED AND SEVENTY ONE RENMINBI, EIGHT JIAO AND SIX FEN). The total shareholder's equity appreciated by Rmb 0.00 with an appreciation rate of 0.00% as compared with the net assets at book value.

Summary table for results of asset appraisal
Appraisal base date༚November 30, 2013 Unit: RMB

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Item		Book value	Adjusted book value	Appraised price	Appreciation / depreciation	Appreciation rate
		A	B	C	D=C-B	E=D/B*100%
Current assets	1	16.91	16.91	16.91	0.00	0.00
Total assets	2	16.91	16.91	16.91	0.00	0.00
Current liabilities	3	6.75	6.75	6.75	0.00	0.00
Total liabilities	4	6.75	6.75	6.75	0.00	0.00
Net assets	5	10.16	10.16	10.16	0.00	0.00

Based on the objective of this round’s appraisal and the actual situation of the appraised company, the appraisal conclusion did not take into account the premium or discount factors that may arise from the controlling stake or minority shareholders, and also did not take into account the impact of liquidity on the appraisal results.

The date proposed in the asset appraisal report is December 19, 2013, and the valid period of usage for the appraisal conclusions is until November 29, 2014.

The appraisers for this project recommends that the entrusting party, shareholders, and the related parties, should take note of and support the appraisal conclusion’s assumed preconditions, restricting conditions, and the appraisal report’s “special item notes”. At the same time, the appraisal conclusion should not be assumed to be a guarantee of value that could be realized from the appraisal target.

For the appraisal conclusion details, please refer to the asset appraisal result summary table or the detailed appraisal schedule.

(II) Conditions for appraisal conclusion to be valid

1. This appraisal conclusion is derived from the above-mentioned principle, basis, assumption, method, and procedure. It is valid on the condition that the above-mentioned principles, basis, and assumptions are true.
2. This appraisal report is only for providing a value reference provided for this specific appraisal purpose, and does not take into account the impact of other economic activity and

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derived value on the conclusion of the appraisal. Therefore, the appraisal report and appraisal conclusion generally cannot be used for other appraisal purposes.
3. The appraisal conclusion fairly reflects the equity value of all the shareholders of the company being appraised on the appraisal base date.
4. The appraisal conclusion does not take into account the impact of special transaction methods on the appraisal conclusion.
5. The report’s appraisal conclusion is produced by this appraisal agency, affected by the professionalism and ability of the appraisal staff of this agency.

XII. Special item notes

(I)	Since the appraisal objective implementation date and the appraisal base date are not the same, there will be changes to the company’s net assets during this period, which will have an impact on the company’s value. We recommend that the user of the report should adjust the appraisal results by difference in the amount of company net assets on the base date and on different points in time.

(II) Unless otherwise specified, the appraisal value in this report is based on the appraised company having complete rights over its related assets, but does not take into account the debts related to the appraised company’s unpaid expenses. We assume that new shareholders will have nothing to do with these debts.

(III) If the entrusting party and appraised company did not give special instructions and the appraising staff is generally unable to obtain knowledge of defects that may affect the company’s appraisal based on professional experience, the appraisal agency and appraising staff shall not bear the related liabilities.

(IV) This appraisal did not consider or take into account the negative tax impact of the settling of special accounts, and the possible related negative tax impact due to the appreciation or depreciation of the company’s value.

(V) This appraisal company did not conduct an independent review of evidential documents or responsibilities involved related to the appraisal provided by related personnel of

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the entrusting party and asset rights holders, and will not be held accountable for the legality, integrity, and authenticity of the evidential documents mentioned above.

(VI) This round of appraisal made only a general review of the physical assets of the appraisal target due to conditions and professional capability constraints, and did not conduct professional tests on the inherent qualities such as functionality and structure. Therefore, it is not possible to determine if these contain inherent flaws. The report states only whether the assets can be used in a normal way based on the appraising staff’s judgment and site investigation, and the precondition is that the inherent quality traits of the appraised asset complies with the applicable national standards and are sufficient for maintaining normal usage.

(VII) This report is prepared as an objective reflection of the value of the appraised asset and its related liabilities, and the appraising staff does not intend the related organizations to carry out the related accounting treatment based on the report’s results and means of expression. The applicable taxation authorities shall decide on whether to proceed and how to proceed with the related accounting treatment, which shall comply with the national accounting system regulations.
(VIII) Major events after the base date of the appraisal report:
(1) It is necessary to clarify that events after the appraisal base date may affect the appraisal results.
(2) From the appraisal base date to the appraisal report issue date, the appraising staff did not find any major issue after the base date that may affect the appraisal conclusion and require clear disclosure.
(3) If there are any major events after the appraisal base date, this appraisal conclusion could not be used directly.
(4) After the appraisal base date and within the validity period, if there are any changes to the number of assets and the pricing standards, the user of the report should engage an appraisal agency in a timely manner to provide a re-determined appraisal value. This appraisal conclusion could not be used directly.
(5) The entrusting party should give adequate consideration to the change in pricing standards and number of assets after the appraisal base date and make the necessary adjustments.

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(IX) As of the date of issue of the report, there were no events after the base date that could have a major impact on the appraisal conclusion.
(X) Other than the items disclosed above, the appraiser did not discover any defects that may cause major impact to appraisal conclusions in the economic actions corresponding to this asset appraisal.
In addition to this, till the date of the proposal of the appraisal report, the appraisal staff did not find any major issue after the base date that may affect the appraisal conclusion and require clear disclosure, and neither did the entrusting party, appraised company, and rights holders provide any such items.
The appraiser signatory of this report recommends that when used by users of the report, the users should pay attention to the special item notes above and the major events after the base date that may impact the appraisal conclusions and the potential impact of economic activities.

XIII. Instructions on restrictions on usage for the appraisal report
(I) The appraisal report can only be used for purposes and uses specified in the appraisal report.
(II) For all or part of the content in the appraisal report to be copied, quoted, or disclosed to the public media, that content must be reviewed by the appraisal agency, unless otherwise agreed with the related parties or stipulated by laws and regulations.
(III) Validity period for using this asset appraisal report: From the date of issue of the appraisal report, the valid period for usage of the appraisal conclusion is till November 29, 2014.
XIV. Proposal date of the appraisal report.
The proposal date of the appraisal report is December 19, 2013.
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Dahua Certified Public Valuers Co., Ltd

Legal Representative:

Chief Appraiser:

Registered Asset Appraiser:

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Registered Asset Appraiser:

December 19, 2013

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Annex 5: Additional Representations and Warranties of MicroPort and the Company

1	Capitalization

(a)	The registered capital of the Company has been fully paid in by MicroPort and is available for and at the disposal of the Company.

(b)
There is no existing option, warrant, call, right or contract to which MicroPort or the Company is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional equity interest of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase any equity interest of the Company. There are no voting trusts, irrevocable proxies or other contracts or understandings to which the Company or MicroPort is a party or is bound with respect to the voting or consent of any equity interest in the Company.

2	Subsidiary and Branch
The Company does not own, directly or indirectly, any share capital or equity interest in any other Person, nor does the Company have any branch.

3	Corporate Records
The Company has delivered to Sorin true, correct and complete copies of the business license and articles of association or comparable organizational documents of the Company in each case as amended and in effect on the due date thereof, including all amendments thereto.

4	Operation
The Company has not engaged in any operative business (whether sales or procurement, production, R&D or otherwise) since its establishment.

5	No Liabilities
The Company has no Indebtedness or Liabilities (whether or not required under PRC GAAP to be reflected on a balance sheet or the notes thereto).

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6	Labour
The Company has not hired or engaged any employee since its establishment.

7	Litigation Relating to the Company
There is no legal proceeding pending or, threatened against the Company, or to which the Company is otherwise a party before any court, arbitration tribunal or governmental body. The Company is not subject to any order, and the Company is not in breach or violation of any order.

8	Compliance with Laws; Permits

(a)	The Company is in compliance in all material respects with all applicable laws.

(b)
The Company currently has all valid permits, licenses and registrations which are required for the operation of its businesses as presently conducted and as currently proposed to be conducted. The Company is not in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, of any term, condition or provision of any such permits and registrations.

9	Full Disclosure
No representation or warranty of the Company or MicroPort contained in this Agreement and no written statement made by or on behalf of the Company or MicroPort to Sorin pursuant to this Agreement contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. There are no facts which the Company or MicroPort have not disclosed to Sorin in writing which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Annex 5 Additional Representations and Warranties of MicroPort and the Company